Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Announces Intent to Acquire
Information Systems Support, Inc.

Acquisition Expands CACI's Information Technology Solutions
With Approximately 1,100 New Employees

Arlington, Va., December 22, 2005 -- CACI International Inc (NYSE: CAI) announced today that it has signed a definitive agreement to purchase substantially all of the assets of Information Systems Support, Inc. (ISS). ISS is an award-winning and ISO:2000-certified information technology solutions provider primarily to the U.S. Government. Terms of the transaction were not disclosed. Closing is anticipated during CACI's third fiscal quarter that begins January 1, 2006.

Headquartered in Gaithersburg, Maryland, ISS offers solutions in three primary service areas: information technology, communications, and logistics. ISS's revenue is estimated to exceed $200 million for their fiscal year ending December 31, 2005. We anticipate the transaction will be slightly accretive to CACI's fiscal year ending June 30, 2006 and anticipate revenue of approximately $75 million for the remainder of the fiscal year.

ISS has approximately 1,100 employees in 10 states. Major clients include the U.S. Army, the U.S. Navy, the U.S. Air Force, other Defense Department agencies, and federal civilian agencies that include the Departments of Justice and Transportation, as well as the General Services and Social Security Administrations. Over seventy percent of the company's 1,100-plus employees hold Secret or higher clearances.

With the acquisition, CACI broadens its presence in several high-growth areas of the priority driven U.S. national security market. The acquisition will bring CACI key new clients with growing requirements and priority funding which are complementary to our customer base, in addition to new locations targeted for growth.

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "The acquisition of Information Systems Support, Inc. is an important strategic step for CACI in continuing to increase shareholder value, accelerate growth and increase our scale both organically and through acquisitions. We are delighted to welcome the approximately 1,100 talented and award-winning ISS employees to our valued employee organization. Their expertise and experience will add considerable strength to the information technology solutions we provide to our customers."

Eric P. Whittleton, ISS's President and CEO, said, "We are very excited to become part of CACI. CACI is a world-class company whose commitment to its customers, employees, investors, and the community in which it serves is uncompromised. This acquisition creates enhanced "value add" for ISS's customers and employees as well. Leveraging CACI's world-class infrastructure and combining our contract vehicles and talents will allow us to continue to aggressively drive growth and capture exciting new opportunities."

Conference Call Information

CACI Management will host a teleconference today at 4:05 p.m. Eastern Time to discuss the transaction. The call may be accessed by dialing 800-289-0496 and entering the pass code 4289770, or by logging on to CACI's Internet site at www.caci.com at the scheduled time. A replay of the call will be available over the Internet 90 minutes after the call, with access through CACI's homepage (www.caci.com) by clicking on the CACI Investor Info button. In addition, a replay will be available by telephone (888-203-1112, pass code 4289770) from 8:00 p.m. on December 22 until midnight, January 2, 2006.

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 1000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,300 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; and (iv) expensing of stock options; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Executive Vice President, Public Relations (703) 841-7801 jbrown@caci.com